As filed with the Securities and Exchange Commission on June ____, 2013.

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MVB FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

West Virginia	20-0034461
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

301 Virginia Avenue
Fairmont, West Virginia 26554-2777

(304) 363-4800

(Address of Principal Executive Office, including zip code)

MVB Financial Corp.
2013 Stock Incentive Plan

(Full title of the plan)

Eric L. Tichenor
MVB Financial Corp.
301 Virginia Avenue
Fairmont, West Virginia 26554-2777

(304) 363-4800

(Name, address, including zip code, and telephone number including area code, of agent for service)

Copy to:

Charles D. Dunbar
Elizabeth Osenton Lord
Jackson Kelly PLLC
500 Lee Street, East, Suite 1600
Charleston, West Virginia 25301
(304) 340-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common Stock, $1.00 par value	1,100,000 shares	$21.34	$23,474,000	$3,202.00

(1)	Estimated solely for the purpose of calculating the registration fee on the basis of the book value of MVB Financial Corp. common stock on May 31, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

Not required to be filed with the Securities and Exchange Commission (the “Commission”).

Item 2.  Registrant Information and Employee Plan Annual Information.

Not required to be filed with the Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by MVB Financial Corp. (the “Company” or “MVB Financial”) with the Securities and Exchange Commission (SEC File No. 000-50567) under the Securities Exchange Act of 1934 (the “Exchange Act”) are hereby incorporated by reference in this Prospectus: (i) the Company’s Annual Report on Form 10-K for the period ended December 31, 2012, as filed with the SEC March 29, 2013, as amended by Form 10-K/A, as filed with the SEC April 29, 2013; (ii) the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2013, as filed with the SEC May 15, 2013; (iii) the Company’s Current Report on Form 8-K filed May 22, 2013; (iv) the Company’s Quarterly Report on Form 8-K filed May 28, 2013 and (iv) the Company’s definitive Proxy Statement for the 2013 Annual Meeting of Shareholders, as filed with the SEC April 12, 2013. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all of the shares of Common Stock have been sold or that deregisters all of the shares of Common Stock then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, as the case may be, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide on request and without charge to each person to whom this Prospectus is delivered a copy (without exhibits) of any or all documents incorporated by reference into this Prospectus. Requests for such copies should be directed to MVB Financial Corp., 301 Virginia Avenue, Fairmont, West Virginia 26554-2777, Attn.: Chief Financial Officer (telephone: (304) 363-4800).

Item 4.  Description of Securities.

Authorized Stock. MVB currently has a total authorized capital of $18,500,000 consisting of 10,000,000 shares of common stock, with a par value of $1.00 per share, and 8,500 shares of preferred stock with a par value of $1,000 per share.

General Rights. The articles of incorporation and bylaws of the company govern the holding company’s shareholders. The company’s common shareholders have the following rights:

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•	Holders of company common stock are entitled to one vote for each share of common stock and to receive pro rata any assets distributed to shareholders upon liquidation.
•	Shareholders do not have preemptive rights.
•	Shareholders have the right under West Virginia law to dissent from certain corporate transactions and to elect dissenters’ rights.
•	The board of directors may fill a vacancy of the board occurring during the course of the year, including a vacancy created by an increase in the number of directors.

Dividends and Dividend Rights. MVB Financial’s stockholders are entitled to receive dividends when and as declared by its board of directors, subject to various regulatory restrictions. Dividends of MVB Bank, Inc., MVB Financial’s wholly-owned subsidiary (the “bank”), are subject to the restrictions contained in W. Va. Code § 31A-4-25. That statute provides that not less than one-tenth part of the net profits of the preceding half-year (in the case of quarterly or semi-annual dividends) or the preceding two consecutive half-year periods (in the case of annual dividends) must be carried to a bank’s surplus fund until the surplus fund equals the amount of its capital stock. The prior approval of the West Virginia Commissioner of Banking is required if the total of all dividends declared by a state bank in any calendar year will exceed the bank’s net profits for that year combined with its retained net profits for the preceding two years. The statute defines “net profits” as the remainder of all earnings from current operations plus actual recoveries on loans and investments and other assets after deducting all current operating expenses, actual losses and all federal and state taxes.

MVB Financial’s future cash dividends will depend on its consolidated earnings, general economic conditions, financial condition of its subsidiaries and other factors generally affecting dividend policy. Currently, regulatory requirements prevent the company from paying a dividend.

Voting Rights. All voting rights with respect to MVB Financial will be vested in the holders of MVB Financial’s common stock. In the election of directors, on notice at least 48 hours before the meeting, the shareholders of MVB Financial and the bank have the right to vote the number of shares owned by them for as many persons as there are directors to be elected, or to cumulate such shares and give one candidate as many votes as the number of directors to be elected multiplied by the number of shares they own, or to distribute them on the same principle among as many candidates as they may decide. For all other purposes, each share is entitled to one vote.

Preemptive Rights. The holders of common stock of MVB Financial have no preemptive rights to subscribe to any additional securities which MVB Financial may issue. If MVB Financial should decide to issue any or all of these shares, the effect would be to dilute the percentage ownership of the shareholders who do not purchase a pro rata portion of the shares issued.

Transferability. Shares of common stock issued upon exercise of options granted pursuant to the plan may not be resold by participants who are affiliates of MVB Financial unless the shares are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including the exemption from registration set forth in Rule 144 or rule 145 promulgated by the Securities and Exchange Commission.

Antitakeover Provisions. MVB Financial’s articles of incorporation and bylaws will contain the following antitakeover provisions.

•	Staggered Directors’ Terms. The directors of MVB Financial are elected for staggered terms of three years. This provision has the effect of making it more difficult and time consuming for a shareholder who has acquired or controls a majority of MVB Financial’s outstanding common stock to gain immediate control of the board of directors or otherwise disrupt MVB Financial’s management.

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•	75% Vote Required to Remove Directors. MVB Financial’s articles of incorporation and bylaws provide that holders of at least 75% of the voting power of shares entitled to vote generally in the election of directors may remove a director. This provision in MVB Financial’s articles and bylaws makes it more difficult for a third party to fill vacancies created by removal with its own nominees.
•	MVB Financial’s Articles of Incorporation Contain Supermajority Provisions. The supermajority provisions in MVB Financial’s articles of incorporation and bylaws provide that the affirmative vote of the holders of at least 75% of the outstanding shares of the voting stock of MVB Financial is required to amend or repeal articles of incorporation provisions dealing with the classification of the board of directors, director nominations, appointment to newly created directorships, vacancies of directors, removal of directors and business combinations by unsolicited and unapproved third parties.
•	MVB Financial’s articles also require a two-thirds affirmative vote of the members of the board to amend the bylaws, to change the principal office, change the number of directors, change the number of directors on the executive committee or make a substantial change in the duties of the chairman of the board of the directors and the president. The purpose of a supermajority requirement is to prevent a shareholder with a majority of MVB Financial’s voting power from avoiding the requirements of the foregoing by simply repealing them.
•	Fair Price Provision. MVB Financial’s articles of incorporation contain what is known as a “fair price provision.” The fair price provision requires the approval of at least 75% of MVB Financial’s shares entitled to vote to approve transactions with an interested shareholder except in cases where either (1) price criteria and procedural requirements are satisfied, or (2) a majority of MVB Financial’s board of directors recommends the transaction to the shareholders. If the minimum price criteria and procedural requirements are met or the requisite approval of MVB Financial’s board of directors are given, the normal requirements of West Virginia law would apply.

An “interested shareholder” is any person, other than MVB Financial or any of its subsidiaries, who is, or who was within the two-year period immediately before the announcement of a proposed business combination, the beneficial owner of more than 10% of MVB Financial’s voting power. It also includes any person who is an assignee of, or has succeeded to, any shares of voting stock in a transaction not involving a public offering which were at any time within the prior two-year period beneficially owned by interested shareholders. A “disinterested director” is any member of the board of directors of MVB Financial who is not affiliated with an interested shareholder and who was a director of MVB Financial prior to the time the interested shareholder became an interested shareholder. It also includes any successor to a disinterested director who is not affiliated with an interested shareholder and who was recommended by a majority of the disinterested directors then on the board.

Advantages of MVB Financial’s Proposed Antitakeover Provisions. The provisions discussed above may constitute defensive measures because they may discourage or deter a third party from attempting to acquire control of MVB Financial. The purpose of these provisions is to discourage and to insulate the corporation against hostile takeover efforts which MVB Financial’s board of directors might determine are not in the best interests of MVB Financial and its shareholders. We believe that these provisions are reasonable precautions to ensure that a party seeking control will discuss its proposal with management.

Disadvantages of MVB Financial’s Antitakeover Provisions. The classification of the board of directors makes it more difficult to change directors because they are elected for terms of three years rather than one year, and at least two annual meetings instead of one are required to change a majority of the board of directors. Furthermore, because of the smaller number of directors to be elected at each annual meeting, holders of a majority of the voting stock may be in a less favorable position to elect directors through the use of cumulative voting. The supermajority provisions make it more difficult for shareholders to effect changes in the classification of directors.

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Collectively, the provisions may be beneficial to management in a hostile takeover attempt, making it more difficult to effect changes, and at the same time, adversely affecting shareholders who might wish to participate in a takeover attempt.

Item 5.   Interests of Named Experts and Counsel

Not applicable.

Item 6.   Indemnification of Directors and Officers

Reference is made to the provisions of Article VII of MVB Financial’s articles of incorporation below.

ARTICLE VII

Provisions for the regulation of the internal affairs of the corporation are:

A. Indemnification. Each person who was or is a party or is threatened to be made a party to or is involved (including, without limitation, as a witness or deponent) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise in nature (“Proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the written request of the corporation’s Board of Directors, president or their delegate as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action or omission in an official capacity as a director, officer, trustee, employee or agent or in any other capacity, shall be indemnified and held harmless by the corporation to the fullest extent authorized by law, including but not limited to the West Virginia Code, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said Code permitted the corporation to provide prior to such amendment), against all expenses, liability and loss (including, without limitation, attorneys’ fees and disbursements, judgments, fines, ERISA or other similar or dissimilar excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such person in connection therewith; provided, however, that the corporation shall indemnify any such person seeking indemnity in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors of the corporation; provided, further, that the corporation shall not indemnify any person for civil money penalties or other matters, to the extent such indemnification is specifically not permissible pursuant to federal or state statute or regulation, or order or rule of a regulatory agency of the federal or state government with authority to enter, make or promulgate such order or rule. Such right shall include the right to be paid by the corporation expenses, including, without limitation, attorneys’ fees and disbursements, incurred in defending or participating in any such Proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of such Proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, in which such director or officer agrees to repay all amounts so advanced if it should be ultimately determined that such person is not entitled to be indemnified under this Article or otherwise. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, or that such person did have reasonable cause to believe that his conduct was unlawful.

B. Right of Claimant to Bring Suit. If a claim under this Article is not paid in full by the corporation within thirty days after a written claim therefor has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful, in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending or participating in any Proceeding in advance of its final disposition where the required undertaking has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the applicable law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation.

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Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification or reimbursement of the claimant is permitted in the circumstances because he or she has met the applicable standard of conduct, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

C. Contractual Rights: Applicability. The right to be indemnified or to the reimbursement or advancement of expenses pursuant hereto (i) is a contract right based upon good and valuable consideration, pursuant to which the person entitled thereto may bring suit as if the provisions hereof were set forth in a separate written contract between the corporation and the director or officer, (ii) is intended to be retroactive and shall be available with respect to events occurring prior to the adoption hereof, and (iii) shall continue to exist after the rescission or restrictive modification hereof with respect to events occurring prior thereto.

D. Requested Service. Any director or officer of the corporation serving, in any capacity, (i) another corporation of which five percent (5%) or more of the shares entitled to vote in the election of its directors is held by the corporation, or (ii) any employee benefit plan of the corporation or of any corporation referred to herein shall be deemed to be doing so at the request of the corporation.

E. Non-Exclusivity of Rights. The rights conferred on any person hereunder shall not be exclusive of and shall be in addition to any other right which such person may have or may hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

F. Insurance. The corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under West Virginia law.

G. Limitation of Liability. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that such exception from liability or limitation thereof is not permitted by the West Virginia Business Corporation Act or the laws of the United States or the State of West Virginia, as the same may exist or are hereafter amended. Any repeal or modification of the foregoing provision by the stockholders of the corporation shall not adversely affect any right of protection of a director of the corporation existing at the time of such repeal or modification.

MVB Financial is a West Virginia corporation subject to the applicable indemnification provisions of the General Corporation Law of West Virginia.

The foregoing indemnity provisions have the effect of reducing directors’ and officers’ exposure to personal liability for actions taken in connection with their respective positions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of MVB Financial pursuant to the foregoing provisions, or otherwise, MVB Financial has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by MVB Financial of expenses incurred or paid by a director, officer or controlling person of MVB Financial in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, MVB Financial will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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Item 7.   Exemption from Registration Claimed

Not applicable.

Item 8.   Exhibits

5.1	Opinion of Jackson Kelly PLLC (as to the legality of the securities being registered).
10.1	MVB Financial Corp. 2013 Stock Incentive Plan (filed as Exhibit A to MVB Financial’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 12, 2013 and incorporated herein by reference).
23.1	Consent of Jackson Kelly PLLC (included in the opinion filed as Exhibit 5.1 to the Registration Statement).
23.2	Consent of S.R. Snodgrass, A.C.
24.1	Power of Attorney (included on signature page).

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairmont, State of West Virginia, on June 21, 2013.

MVB FINANCIAL CORP.

By:	/s/ Larry F. Mazza
Larry F. Mazza
Chief Executive Officer

By:	/s/ Eric T. Tichenor
Eric L. Tichenor
Chief Financial Officer
(Principal Financial Officer)

POWER OF ATTORNEY

Each of the undersigned hereby appoints Larry F. Mazza as attorney-in-fact and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) to this Registration Statement, with any schedules or exhibits thereto, and any and all supplements or other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ James R. Martin	Chairman of the Board, Director	June 20, 2013
James R. Martin

	Director	_____________
David B. Alvarez

	Director	_____________
Stephen R. Brooks

/s/ James J. Cava, Jr.	Director	June 21, 2013
James J. Cava, Jr.

	Director	_____________
Joseph P. Cincinnati

/s/ Berniece D. Collis	Director	June 20, 2013
Berniece D. Collis

/s/ H. Edward Dean, III	Director	June 20, 2013
H. Edward Dean, III

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	Director	_____________
John W. Ebert

/s/ Larry F. Mazza	Chief Executive Officer, Director	June 21, 2013
Larry F. Mazza

	Director	______________
Dr. Saad Mossallati

/s/ Dr. Kelly R. Nelson	Director	June 20, 2013
Dr. Kelly R. Nelson

/s/ J. Christopher Pallotta	Director	June 20, 2013
J. Christopher Pallotta

/s/ Nitesh S. Patel	Director	June 21, 2013
Nitesh S. Patel

/s/ Louis Spatafore	Director	June 20, 2013
Louis Spatafore

	Director	_____________
Roger J. Turner

/s/ Samuel J. Warash	Director	June 21, 2013
Samuel J. Warash

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EXHIBIT INDEX

Exhibit No.	Exhibit Description

5.1	Opinion of Jackson Kelly PLLC (as to the legality of the securities being registered).

10.1	MVB Financial Corp. 2013 Stock Incentive Plan (filed as Exhibit A to MVB Financial’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 12, 2013 and incorporated herein by reference).

23.1	Consent of Jackson Kelly PLLC (included in the opinion filed as Exhibit 5.1 to the Registration Statement).

23.2	Consent of S.R. Snodgrass, A.C.

24.1	Power of Attorney (included on signature page).

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